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                                  EXHIBIT 99.1

                            JOINT REPORTING AGREEMENT

               In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

               1. Such party is eligible to file a statement or statements on
Schedule 13D pertaining to the Common Stock, $0.01 par value per share, of Diedrich Coffee, Inc., to which this agreement is an exhibit, for filing of the information contained therein.

               2. Such party is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, provided that no such party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

               3. Such party agrees that such statement is filed by and on behalf of such party and that any amendment thereto will be filed on behalf of each such party.

Dated:         May 14, 1997                 D.C.H., L.P.,
                                            a California limited partnership

                                            By: /s/ PAUL C. HEESCHEN
                                               ---------------------------------
                                               Paul C. Heeschen
                                               General Partner

                                            /s/ PAUL C. HEESCHEN
                                            ------------------------------------
                                            Paul C. Heeschen